Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about October 24, 2008) pertaining to the 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan, 2004 Non-Employee Directors’ Stock Option Plan, of our reports dated February 22, 2008, with respect to the consolidated financial statements of Anadys Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of Anadys Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 22, 2008